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                                                                     Exhibit 4.4



                                 AMENDMENT NO. 1
                                     TO THE
                               ROADWAY CORPORATION
                    NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN

            Roadway Corporation hereby adopts Amendment No. 1 to the Roadway Corporation Nonemployee Directors' Stock Option Plan (the "Plan") effective as of February 12, 2002. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.


                                       I.

            Section 6.1 of the Plan is hereby amended in its entirety to read as follows:

            "6.1 SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided in the Plan, the total number of Shares which may be issued under the Plan shall be 100,000; provided however, that such Shares (i) may be supplemented by Shares authorized but not granted under the following Company plans: Management Incentive Stock Plan, 2001 Employee Stock Purchase Plan, Equity Ownership Plan, Nonemployee Directors' Equity and Deferred Compensation Plan and Nonemployee Directors' Equity Ownership Plan ('stock related plans') and (ii) shall be reduced by any shares authorized under this Plan designated to be used to grant awards under any other stock related plan in excess of the shares authorized under such other plan."


            EXECUTED this 26th day of April, 2002.

                            ROADWAY CORPORATION


                            By: /s/ John J. Gasparovic
                               -------------------------------------------------
                            Title: Vice President, General Counsel and Secretary
                                  ----------------------------------------------